Exhibit 99.2

Woodward Announces Appointment of New Board Member Daniel G. Korte

FORT COLLINS, Colo., Feb. 16, 2017 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today announced that its Board of Directors has appointed Daniel G. (“Dan”) Korte (56) to serve on the Board, effective immediately. Mr. Korte will also serve on the Audit Committee of the Board.

Mr. Korte joined St. Louis, Missouri-based LMI Aerospace in 2014, where he serves as CEO. Prior to joining LMI, he was the President of the Rolls Royce Defense Group in Washington, DC and London, UK. Prior experience includes various senior level roles at The Boeing Company in supply chain, program management and general management.

“Mr. Korte is a results-oriented leader, skilled in identifying and capitalizing on global market opportunities that drive revenue and profitable growth. His experience and strong contributions in the commercial and defense aerospace markets brings a valuable set of skills to our Board,” said Thomas A. Gendron, Woodward Chairman of the Board and Chief Executive Officer.

Mr. Korte holds a Bachelor’s degree in Electrical Engineering from Southern Illinois University and received his MBA from Lindenwood University.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

About LMI Aerospace

LMI Aerospace Inc. is a leading supplier of structural assemblies, kits and components and provider of engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Headquartered in St. Louis, LMI has 21 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information, visit: www.lmiaerospace.com.

Notice Regarding Forward-Looking Statements

The statements in this release contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statements and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2016 and any subsequently filed Quarterly Report on Form 10-Q.

CONTACT:

Woodward, Inc.
Tracy Gohari
Business Communications
970-498-3126
Tracy.Gohari@Woodward.com

LMI Aerospace, Inc.
Amy Horton
Corporate Communications
639-916-2130
AHorton@lmiaerospace.com